RM OPPORTUNITY TRUST

CODE OF ETHICS

I.       Statement of General Principles

This Code of Ethics has been adopted by RM Opportunity Trust (the “Trust”) and each series thereof (the “Funds”) for the purpose of instructing all Access Persons (as defined below and in Rule 17j-1) of the Trust, Wellesley Asset Management, Inc., the advisor to the Trust (the “Advisor”), and Ultimus Fund Distributors, LLC, the Trust's distributor or principal underwriter (the “Distributor”), in their ethical obligations and to provide rules for their Personal Securities Transactions. All such persons owe a fiduciary duty to the Trust and the Funds. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Trust and the Funds, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

•	The duty at all times to place the interests of the Trust and the Funds first;
•	The requirement that all Personal Securities Transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and
•	The fundamental standard that such Access Persons should not take inappropriate advantage of their positions, or of their relationship with the Trust or the Funds.

It is imperative that the personal trading activities of Access Persons of the Trust, the Advisor, and the Distributor, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

All Personal Securities Transactions must also comply with the Securities & Exchange Commission’s Rule 17j-1. Under this rule, no Access Person may, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by a Fund:

• employ any device, scheme or artifice to defraud the Trust or any of the Funds;

•	make to the Trust or any of the Funds any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of the Funds; or

• engage in any manipulative practice with respect to the Trust or any of the Funds.

Employees of the Advisor or the Distributor who are Access Persons for purposes of this Code may simultaneously be subject to the codes of the ethics of the Advisor or the Distributor, respectively, because they are an access person of such entities. The Trust’s Compliance Officer shall maintain a list of all Access Persons that identifies the code of ethics under which such Access Persons report.

Any violations of this Code should be reported promptly to the Compliance Officer or his designee, and such Compliance Officer if he or she serves in that capacity for the Advisor or Distributor shall promptly report the violation to the Trust’s Compliance Officer. Failure to do so will be deemed a violation of the Code.

II.       Definitions

A.        Access Person: This term shall have the same meaning as set forth in Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and shall include:

a.	all officers, general partners, and trustees (or persons occupying a similar status or performing a similar function) of the Trust and the Funds;
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b.	all officers, general partners, and trustees (or persons occupying a similar status or performing a similar function) of the Advisor with respect to its corresponding series of the Trust;
c.	all officers, general partners, and trustees (or persons occupying a similar status or performing a similar function) of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by any Fund for which the Distributor acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities;
d.	any employee of the Trust or the Advisor (or of any company controlling or controlled by or under common control with the Trust or the Advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by any Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and
e.	any other natural person controlling, controlled by or under common control with the Trust or the Advisor who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

B.        Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

C.       Compliance Officer: the Compliance Officer for each company complying with this Code shall be such company's duly named Chief Compliance Officer or that person’s designee under the supervision of the Chief Compliance Officer.

D.         Covered Security: means any Security, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by open-end investment companies registered under the Investment Company Act.

E.       Disinterested Trustees: trustees of the Trust whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

F.       Personal Account: each financial account in which an Access Person or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Access Person’s family members include the Access Person’s spouse, minor children, any person living in the home of the Access Person and any relative of the Access Person (including in-laws) to whose support an Access Person directly or indirectly contributes.

G.       Exempt Transactions: transactions that are effected 1) in a manner over which the Access Person has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) to close transactions no more than five business days prior to the expiration of a related put or call option, 7) in an amount or manner inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell, 8) involving shares of a security of a company with a market capitalization in excess of $500 million.

H.       Fund: any series of the Trust.

I.       Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

J.       Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities

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issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of unaffiliated registered open-end investment companies (other than exchange traded funds).

K.       Personal Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Covered Security for a Personal Account. The term Personal Securities Transaction does not include transactions executed by the Advisor for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

L.       Security Held or to be Acquired by a Fund: (i) any Covered Security that, within the most recent 15 days: (A) is or has been held by a Fund, or (B) is being or has been considered by a Fund for purchase, and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in (i) above.

M. Trust: the RM Opportunity Trust and any of its series or the Funds.

III.       Personal Investment Guidelines

A.       Personal Accounts

1.       All Personal Securities Transactions must comply with the obligations set forth in the Statement of General Principles. To avoid even the appearance of impropriety, no Access Person shall purchase or sell, directly or indirectly, any Covered Security (except for Exempt Transactions) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale is a Security Held or to be Acquired by a Fund.

2.        Access Persons must remember that regardless of the transaction’s status as exempt or not exempt, the Access Person’s fiduciary obligations, including all obligations set forth in the Statement of General Principles, remain unchanged.

3.       While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if such person knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the such person’s transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.

4.       Any Securities Transactions in a private placement must be authorized by the designated Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the Access Person by virtue of the Access Person’s position with the Trust or the Advisor. If the private placement acquisition is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Access Persons who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Access Person takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund will be subject to an independent review by personnel of the Advisor with no personal interest in the issuer.

5.       Access Persons are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the designated Compliance Officer. This restriction is imposed in order to preclude any possibility of an Access Person profiting improperly from the Access Person’s position with the Trust or the Advisor. If the initial public offering is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

B.       Other Restrictions

Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds’ shareholders. In the event that board service is authorized, Access Persons serving as directors will be isolated from other Access Persons making investment decisions with respect to the securities of the company in question.

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IV.       Compliance Procedures

A.       Access Person Disclosure

1.       Within ten (10) days of commencement of employment with the Trust or the Advisor, each Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information, which information must be current as of a date no more than 45 days prior to the date the person became an Access Person: a) the title, number of shares and principal amount of each Security in which the Access Person has a Beneficial Interest when the person became an Access Person, b) the name of any broker/dealer with whom the Access Person maintained an account when the person became an Access Person, and c) the date the report is submitted.

2.       Annually, each Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Access Person shall annually provide the following information (as of a date no more than 30 days before the report is submitted): a) the title, number of shares and principal amount of each Security in which the Access Person had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person, and c) the date the report is submitted.

B.       Compliance

1.       All Access Persons must provide copies of all periodic broker account statements to the Compliance Officer. Each Access Person must report, no later than thirty (30) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Advisor, all transactions in which the Access Person acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The report will also identify any trading account, in which the Access Person has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank. The Access Person may exclude transactions effected pursuant to an automatic investment plan. An automatic investment plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

2.       The Compliance Officer will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Access Person has not violated the Code. The Compliance Officer shall identify all Access Persons, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

3.       Any violations of this Code should be reported promptly to the Compliance Officer or his designee, and such Compliance Officer if he or she serves in that capacity for the Advisor or Distributor shall promptly report the violation to the Trust’s Compliance Officer.

4.       If an Access Person violates this Code, the Compliance Officer will report the violation to the respective management personnel of the Trust, the Advisor, and the Distributor for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Access Person, suspension or termination of the Access Person’s relationship with the Trust, the Advisor, and/or the Distributor, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code. The Trust shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Board of Trustees.

5.       The Trust’s Compliance Officer or management personnel of the Trust will prepare an annual report to the Trust’s board of trustees that summarizes existing procedures and any changes in the procedures made during the past year and certify to the Trust’s Board of Trustees that the Advisor, Distributor, and the Trust have each adopted procedures reasonably necessary to prevent Access Persons from violating this Code. The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management’s experience under this Code, evolving industry practices or legal developments.

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6.       An Access Person of the Trust who is also an Access Person of the Advisor or Distributor may submit reports, in lieu of reports required by this Section, on forms prescribed by the Code of Ethics of such Advisor or Distributor provided that such forms comply with the requirements of Rule 17j-1(d)(1) of the 1940 Act.

7.       The Trust’s Compliance Officer may report his or her Personal Securities Transactions to, and seek prior written approvals for certain transactions from, the Chief Compliance Officer for the Ultimus Group (the parent company of the Trust Compliance Officer’s compliance company) pursuant to a 17j-1 compliant Code of Ethics, which has been approved by the Trust’s Board.

8.        Advisor or Distributor personnel who are Access Persons of the Trust solely because of their relationship with those service providers shall be deemed to have complied with the Trust’s Code of Ethics provided that they have complied with the respective Code of Ethics of the Advisor or Distributor and that (a) the Code of Ethics adopted by the respective Advisor or Distributor is compliant with Rule 17j-1 and has been approved by the Trust’s Board, (b) the Advisor or Distributor has certified at least annually that it has adopted procedures reasonably necessary to prevent Trust Personnel from violating such Code of Ethics, and (c) the respective Compliance Officer of the Advisor or Distributor shall be responsible for ensuring its personnel comply with its Code of Ethics and reports at least quarterly to the Trust Chief Compliance Officer any violations of its Code of Ethics and any significant remedial action taken during the prior quarter.

9.       The Compliance Officers of the Advisor and the Distributor shall provide the Trust’s Compliance Officer a list of any Access Persons employed by the respective Advisor and Distributor and confirm whether such Access Persons are reporting under a 17j-1-compliant code of ethics of the Advisor or Distributor. The Trust’s Compliance Officer shall maintain a list of all Access Persons that identifies the code of ethics under which such Access Persons report for purposes of this Code.

10.       Reports required under this Code may be submitted on the forms found in Appendices A-E.

Responsible Party/Compliance Process: Chief Compliance Officer/Investment Advisor/Distributor

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ANNUAL ACCESS PERSON SECURITIES REPORT

This information is current as of _______________ (must be current as of a date no more than 45 days before the Report is submitted). Please list all Securities in which you have a Beneficial Interest, as defined in the Code of Ethics.

Security (name, type, and CUSIP or ticker symbol)	# of Shares and Principal Amount	Date Acquired

Please list all brokers, dealers and banks that maintain a brokerage account in which you have a Beneficial Interest, as defined in the Code of Ethics.

Name of Broker, Dealer, or Bank	Account Name

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it. I certify that this is a complete list of all Securities in which I have a Beneficial Interest, and that I have complied with the requirements of the Code of Ethics including disclosure of all Securities Transactions for which the Code of Ethics requires disclosure.

Printed Name:                                                                          Signature:

Date:

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PRE-CLEARANCE OF SECURITY TRANSACTION

To: Compliance Officer

From: __________________________________________

(Name of Access Person)

Date: __________________________________

1.	I hereby seek approval for the ☐ purchase/☐ sale of _________ shares or $__________ par value of for the cash or margin account of .

2.	The price per share or contract is approximately $ .

3.	The transaction ☐ is/ ☐ is not in connection with a private placement, or ☐ is/ ☐ is not in connection with an initial public offering.

4.	The transaction was recommended to me by .

5.	I have no knowledge of any pending purchase or sell order for this Security or a Related Security.

I have read the Code of Ethics within the past year and recognize that I am subject to it.

After inquiry, I am satisfied that this transaction is consistent with the Code of Ethics and the Insider Trading Policy. If I become aware that the trade does not comply with this Code or that the statements made on the request are no longer true, I will immediately notify the Compliance Officer.

Signature                                                                                  Date

☐ Approved                ☐ Not Approved

By:

Signature                                                                      Date

COMMENTS/FOLLOW UP:

Transaction Completed: Date ___________ No. of Shares _________ Price _______

Transaction Unfilled: ___________________

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QUARTERLY SECURITIES TRANSACTIONS REPORT

Calendar Quarter/Year:

Persons subject to the Code of Ethics must report ALL Securities Transactions (including Exempt Transactions and transactions involving affiliated mutual Funds) as defined in the Code of Ethics, executed during the reporting period. DO NOT ATTACH BROKERAGE REPORTS. The report must be returned to the Chief Compliance Officer, regardless of whether any Securities Transactions occurred, before the 30th day after the close of the calendar quarter. Please note that this Report covers all Securities in which you have a Beneficial Interest.

☐       I have executed no Securities Transactions during the quarter.

☐       The following is a complete list of my Securities Transactions:

Security*	Transaction Date	Purchase, Sale, or Other	# of Shares & Principal Amount of Security	Price	Executing Broker

*Provide interest rate, maturity date, ticker symbol, or CUSIP, if applicable

☐       I have not opened a brokerage account during the quarter.

☐       The following is a complete list of all brokerage accounts I opened during the quarter:

Name of Broker, Dealer, or Bank:	Account Name:	Date Established:

I certify that I have read and understand the Code of Ethics and that I have complied with the requirements of the Code of Ethics, including disclosure of all Securities Transactions that require disclosure.

Printed Name:                                                                          Signature:

Filing Date:

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NEW ACCESS PERSON SECURITIES REPORT

This information is current as of _______________ (must be current as of a date no more than 45 days before your commencing employment). Return to Chief Compliance Officer within 10 days of your commencing employment.

Please list all Securities in which you have a Beneficial Interest, as defined in the Code of Ethics.

Security(name, type, CUSIP or ticker symbol)	# of Shares or Principal Amount	Date Acquired

Please list all brokers, dealers, and banks that maintain a brokerage account in which you have a Beneficial Interest, as defined in the Code of Ethics.

Name of Broker, Dealer, or Bank	Account Name

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it. I certify that this is a complete list of all Securities in which I have a Beneficial Interest, and that I have complied with the requirements of the Code of Ethics including disclosure of all Securities Transactions for which the Code of Ethics requires disclosure.

Printed Name:                                                                          Signature:

Date:

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ANNUAL ISSUES REPORT AND CERTIFICATION

OF

RM OPPORTUNITY TRUST

For the period__________ to ______________

A.	Issues Report

Rule 17j-1 under the 1940 Act requires that RM Opportunity Trust (the “Trust”) submit at least annually, for the Board of Trustees’ consideration, a written report describing any issues arising under the Trust’s Code of Ethics, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations. [Describe all issues relevant to the Board or state that there are no issues to report]

No issues to report.

B.	Certification

The undersigned authorized officer of the Trust hereby certifies to the Board that the Trust has adopted procedures reasonably necessary to prevent Access Persons (as defined in the Code) from violating the Code.

Date:___________________                          _________________________________________

Authorized Officer

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